January 3, 2019
To: Our Internal and External Customers
Re: Fire at Orange facility
We experienced a fire at SIFCO’s Orange, California manufacturing facility (“Orange”) on December 26. The damage is significant to one of three manufacturing buildings. As noted in more detail below, we have taken steps to address such damage and minimize disruption. We are thankful that no one was injured in this event. The two buildings not directly impacted were back in service on December 28. We have been actively working containment and return to service of the facility. Key actions to date include:

•	We are fully insured and actively working with our insurance carrier to return the site to full service as safely and as quickly as possible

•	Two of eight presses on site are on schedule to return to service no later than 1/4/2019

•	The two functioning presses had full preventive maintenance performed during the down time

•	We plan 24/7 coverage and have crews deployed for this

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We have completed a physical count of all work in process already past the press operation(s) and are working towards assessing against requirements in order to identify and address any potential gaps in service as quickly as possible

•	We are working with other forge businesses in the region to line up 3rd party support where needed

•	We have a press at our Cleveland, Ohio site that can support as additional capacity

•	We have a press in storage that we are working to install at the Orange facility, in a building not impacted by the fire

Our goal is to limit any impact to our customers. We appreciate all the calls of support and concern that we’ve received. As we go forward, there is significant work to be completed. We will continue to work directly with customers to discuss any impact to scheduled deliveries as quickly as possible. In order to ensure prompt and efficient responses, we ask that if you have questions, please work through your normal point of contact at the Orange facility.
In service,
Pete Knapper
President and Chief Executive Officer